Exhibit 10.1

Option	Omnicell, Inc.
Grant Notice	590 E. Middlefield Road
Mountain View, CA 94043

Name:	Employee ID:

You have been granted an option to purchase Omnicell, Inc. Common Stock as follows:

Type of Option:
Grant No.:
Stock Option Plan:	2009 Equity Incentive Plan
Date of Grant:
Total Number of Option Shares:
Option Price per Share:
Total Exercise Price of Option Shares:
Early Exercise Allowed	NO

Vesting Date	Number of Shares Vesting on Vesting Date	Vesting Schedule

By your acceptance of this Option Grant, you agree that this option is granted under and governed by the terms and conditions of this Grant Notice, Omnicell, Inc.’s 2009 Equity Incentive Plan (as amended from time to time) (the “Plan”) and by the terms and conditions of the 2009 Equity Incentive Plan, Global Option Agreement (“Option Agreement”) which is attached hereto.

You understand and agree that as of the Date of Grant, this Option Grant Notice, the Option Agreement and the Plan set forth the entire understanding between you and Omnicell, Inc. regarding the Options set forth herein, and the underlying Common Stock, and supersede all prior oral and written agreements on that subject.

Chief Financial Officer

Attachment:   Global Option Agreement

2009 Equity Incentive Plan

Global Option Agreement

Amended by the Compensation Committee
of the Board of Directors: July 22, 2020
Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Global Option Agreement, including any country-specific appendix thereto (the “Appendix” and collectively, the “Agreement”), Omnicell, Inc. (the “Company”) has granted you an option under its 2009 Equity Incentive Plan, as amended (the “Plan”), to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
The details of your option are as follows:
1.Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. For the avoidance of doubt, service during any portion of the vesting period shall not entitle you to vest in a pro rata portion of the option.
For purposes of your option, a termination of your Continuous Service will be deemed to have occurred as of the date you are no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or other service agreement, if any). Your employment or service relationship will not be extended by any notice period (e.g., your period of service will not be extended by any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any). Unless otherwise expressly provided in the Plan or this Agreement or determined by the Company, (i) your right to vest in the option, if any, will terminate as of the date of termination of your Continuous Service, and (ii) the period (if any) during which you may exercise the option after a termination of your Continuous Service, will commence on such date. The Committee shall have the exclusive discretion to determine when you are no longer providing Continuous Services for purposes of your option (including whether you may still be considered to be providing services while on a leave of absence).
2.Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3.Exercise Restriction for Non-Exempt Employees. If you are a U.S. taxpayer, in the event that you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (i.e., a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant specified in your Grant Notice, notwithstanding any other provision of your option.
4.Exercise Prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (i.e., the exercise schedule indicates that early exercise is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:
(a)a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;
(b)any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;
(c)you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and
(d)If you are a U.S. taxpayer and your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.
5.Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any one or more of the following manners unless otherwise provided in your Grant Notice:
(a)Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.
(b)Provided that at the time of exercise the Common Stock is publicly traded, and to the extent permitted by applicable laws and regulations, by delivery to the Company

(either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
(c)If the Option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided further, however, that shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter to the extent that (1) shares are used to pay the exercise price pursuant to the “net exercise,” (2) shares are delivered to you as a result of such exercise, and (3) shares are withheld to satisfy tax withholding obligations.
6.Whole Shares. You may exercise your option only for whole shares of Common Stock.
7.Compliance with Law. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations. You understand that the Company is under no obligation to register or qualify the shares of Common Stock with the U.S. Securities and Exchange Commission (“SEC”) or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, you agree that the Company shall have unilateral authority to amend this Agreement without your consent, to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Common Stock.
8.Term. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:
(a)immediately upon the termination of your Continuous Service for Cause;

(b)three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability, or death; provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; and if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant specified in your Grant Notice, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option shall not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant specified in your Grant Notice or (B) the date that is three (3) months after the termination of your Continuous Service, or (y) the Expiration Date;
(c)twelve (12) months after the termination of your Continuous Service due to your Disability;
(d)eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;
(e)the Expiration Date indicated in your Grant Notice;
(f)the day before the tenth (10th) anniversary of the Date of Grant.
Notwithstanding the foregoing provisions in this section, in the event that you were an Employee of the Company or a Subsidiary of the Company at the time of grant, your Continuous Service terminates for any reason other than due to a termination by the Company (or by a Subsidiary of the Company) for Cause, you reside in the United States, and you have attained age 55 with ten or more Years of Continuous Service at any time during your Continuous Service, then, the portion of the Option vested on the date of such termination may be exercised by you (or your estate, if applicable) at any time during the period ending on the earlier of the Expiration Date indicated in your Grant Notice and the day before the 10th anniversary of the Date of Grant. For these purposes, the term “Year of Continuous Service” means each 12-month period of your Continuous Service since your most recent hire/re-hire date, but does not include service provided by you to an acquired company prior to its acquisition by the Company.
If you are a U.S. taxpayer and your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

9.Exercise.
(a)You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, together with such additional documents as the Company may then require.
(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.
(c)If you are a U.S. taxpayer and your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.
(d)Transferability.
(i)For U.S. taxpayers, if your option is an Incentive Stock Option, your option is generally not transferable, except (1) by will or by the applicable laws of descent and distribution or (2) pursuant to a domestic relations order (provided that such Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer), and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In addition, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust, provided that you and the trustee enter into transfer and other agreements required by the Company.
(ii)If your option is a Nonstatutory Stock Option, your option is not transferable, except (1) by will or by the applicable laws of descent and distribution, (2) pursuant to a domestic relations order (if you are a U.S. taxpayer), (3) with the prior written approval of the Company, by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which the option is to be passed to beneficiaries upon the death of the trustor (settlor) and (4) with the prior written approval of the Company, by gift, in a form accepted by the Company, to a permitted transferee under Rule 701 of the Securities Act.
10.Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service relationship. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
11.Withholding Obligations.
(a)You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing or otherwise retaining your services (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option, including, but not limited to, the grant, vesting or exercise of the option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any Tax-Related Items which arise in connection with your option.
(c)Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of

Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
(d)You may not exercise your option unless the Tax-Related Items withholding obligations of the Company and/or the Employer are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.
12.Nature of Grant. In accepting your option, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of your option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)your option and the shares of Common Stock subject to the option, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)your option and the shares of Common Stock subject to the option, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(g)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(h)if the underlying shares of Common Stock do not increase in value, your option will have no value;
(i)if you exercise your option and acquire shares of Common Stock, the value of such shares of Common Stock may increase or decrease, even below the exercise price;
(j)unless otherwise agreed with the Company, your option and the shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any parent company or Affiliate;
(k)unless otherwise provided in the Plan or by the Company in its direction, the options and the benefits evidenced by this Agreement, do not create any entitlement to have the options or any such benefits transferred to or assumed by another company, nor to be exchanged, cashed out or substituted for in connection with any corporate transaction affecting the Common Stock; and
(l)neither the Company, the Employer nor any Subsidiary or Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the option or of any amounts due to you pursuant to the exercise of the option or the subsequent sale of any shares of Common Stock acquired upon exercise.
13.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
14.Data Privacy. If you would like to participate in the Plan, you will need to review the information provided in this Section 14 and, where applicable, declare consent to the processing and/or transfer of personal data as described below.
i.Data Collection and Usage. The Company collects, processes and uses personal data about you, including but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, which the Company receives from you or your Employer (“Personal Data”). In order you to participate in the Plan, the Company will collect Personal Data for purposes of allocating shares of Common Stock and implementing, administering and managing the Plan.
If you are based in the United Kingdom, the EU or EEA, the Company’s legal basis for the processing of Personal Data is the necessity of the processing for the Company's performance of its obligations under the Plan and, where applicable, the Company’s legitimate interest of complying with contractual or statutory obligations to which it is subject.
If you are based in any other jurisdiction, the Company's legal basis for the processing of Personal Data is your consent, as further described below.

ii.Stock Plan Administration and Service Providers. The Company may transfer Personal Data to Morgan Stanley/E*Trade (“Service Provider”), an independent service provider based in the U.S., which is assisting the Company with the implementation, administration and management of the Plan. Service Provider may open an account for you to receive and trade shares of Common Stock. You may be asked to acknowledge, or agree to, separate terms and data processing practices with Service Provider, with such agreement being a condition to the ability to participate in the Plan.
iii.International Data Transfers. Personal Data will be transferred from your country to the U.S., where the Company and its service providers are based. You understand and acknowledge that the U.S. might have enacted data privacy laws that are less protective or otherwise different from those applicable in your country of residence. For example, the EU Commission has issued only a limited adequacy finding with respect to the U.S. that applies solely if and to the extent companies self-certify and remain selfcertified under the EU/U.S. Privacy Shield program. In the absence of such certification, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission.
If you are based in the UK/EU/EEA, Personal Data will be transferred from the UK/EU/EEA to the Company based on the Company’s certification under the EU-U.S. Privacy Shield program. The onward transfer of Personal Data by the Company to Service Provider will be based on consent and/or applicable data protection laws. You may request a copy of such appropriate safeguards at GDPR@omnicell.com.
If you are based in any other jurisdiction, the Company’s legal basis for the transfer of the Personal Data to the U.S. is your consent, as further described below.
iv.Data Retention. The Company will use Personal Data only as long as necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When the Company no longer needs Personal Data for any of the above purposes, the Company will cease to use Personal Data for this purpose. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations (if you are in the UK/EU/EEA) and/or your consent (if you are outside the UK/EU/EEA).
v.Data Subject Rights. You understand that you may have a number of rights under data privacy laws in your jurisdiction. Subject to the conditions set out in the applicable law and depending on where you are based, such rights may include the right to (i) request access to, or copies of, Personal Data processed by the Company, (ii) rectification of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) portability of Personal Data, (vii) lodge complaints with competent authorities in your jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding these rights or to exercise these rights, you can contact GDPR@omnicell.com or our EU Data Protection Officer as follows:
2B Advice GmbH
Joseph-Schumpeter-Allee 25, 53227 Bonn, Germany
Telephone: +49 228 926165 120
E-Mail: omnicell@2b-advice.com

vi.Necessary Disclosure of Personal Data. You understand that providing the Company with Personal Data is necessary for the performance of the Agreement and that your refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.
vii.Voluntariness and Consequences of Consent Denial or Withdrawal. If you are located in a jurisdiction outside the UK/EU/EEA, you hereby unambiguously consent to the collection, use and transfer, in electronic or other form, of your Personal Data, as described above and in any other grant materials, by and among, as applicable, your Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that you may, at any time, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. If you do not consent or later seek to revoke your consent, your employment status or service with your Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the options or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing consent may affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you should contact your local human resources representative.

Declaration of Consent. If you are based outside of the UK/EU/EEA, by accepting the options and indicating consent by signing the Grant Notice or through the Company’s online acceptance procedure, you explicitly declare your consent to the entirety of the Personal Data processing operations described above including, without limitation, the onward transfer of Data by the Company to the Service Provider or, as the case may be, a different service provider of the Company in the U.S.

15.Notices. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

16.Language. You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
17.Governing Plan Document. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.
18.Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
19.Choice of Law; Venue. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of California without regard to such state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
20.Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed or otherwise accepted by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right, by written notice to you, to impose new provisions or to change the existing provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons to carry out the purpose of the grant.
21.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, your country, the broker’s country and the country or countries in which the Common Stock is listed, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., options), or rights linked to the value of shares of Common Stock, during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)).

Local insider trading laws and regulations prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (i) disclosing the inside information to any third party, including fellow employees and (ii) “tipping” third parties by sharing with them Company insider information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may apply to you under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
22.Foreign Asset/Account Reporting Requirements. If you reside in a country outside the United States, there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Common Stock or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock) in a brokerage account or bank outside of your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. It is your responsibility to comply with such regulations and you should speak to your personal legal advisor on this matter.
23.Appendix. Notwithstanding any provisions in this Agreement, the option grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country, if any, will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
24.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on your options and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
25.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
26.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Appendix

Omnicell, Inc.
2009 Equity Incentive Plan

Global Option Agreement

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Global Option Agreement (the “Agreement”) or the Plan.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the options granted to you under the Plan if you work and/or reside in one of the countries listed below. This Appendix forms part of the Agreement.
If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.
Notifications
This Appendix also includes information regarding exchange control and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you exercise your option and acquire shares of Common Stock or sell shares of Common Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Date of Grant, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner.

Australia

Notifications
Securities Law Information. If you acquire shares of Common Stock upon exercise of your options and you offer the shares of Common Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on disclosure obligations prior to making any such offer.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).
Canada

Terms and Conditions

Method of Payment. The following provision supplements Section 5 of the Agreement:

Notwithstanding any discretion in the Plan and the Agreement, you are prohibited from surrendering shares of Common Stock that you already own or attesting to the ownership of shares of Common Stock to pay the exercise price or any Tax-Related Items in connection with your option.

Vesting. The following provision replaces the second paragraph of Section 1 of the Agreement:
For purposes of your option, a termination of your Continuous Service will be deemed to occur as of the date that is the earlier of (i) the date of your termination, (ii) the date you receive notice of termination, or (iii) the date you are no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Canadian laws or the terms of your employment or service agreement, if any), regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any; unless otherwise expressly provided in this Agreement or determined by the Company, (i) your right to vest in the option under the Plan, if any, will terminate as of such date and (ii) the period (if any) during which you may exercise the option after such termination will commence on such date; in the event that the date you are no longer actively providing services cannot be reasonably determined under the terms of this Agreement and the Plan, the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your option (including whether you may still be considered to be providing services while on a leave of absence). Notwithstanding the foregoing, if applicable employment legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the options, if any, will terminate effective as of the last date of the minimum statutory notice period.

The following provisions apply if you are a resident of Quebec:

Language Consent.  The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy Notice and Consent.  This provision supplements Section 14 of the Agreement:

You hereby authorize the Company and the Company’s representative to discuss with and obtain all relevant information from all personnel (professional or not) involved in the administration and operation of the Plan. You further authorize the Company and your Employer to disclose and discuss your participation in the Plan with their advisors. You also authorize the Company and your Employer to record such information and keep it in your employee file.

Notifications
Securities Law Information. The sale of shares of Common Stock acquired under the Plan may not take place in Canada. This requirement will be satisfied where the shares of Common Stock are sold by the designated broker under the Plan through the facilities of the U.S. stock exchange on which the shares of Common Stock are currently listed (i.e., the Nasdaq stock market).

Foreign Asset/Account Reporting Information.  Canadian residents are required to report their foreign specified property (e.g., shares of Common Stock) on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time in the year. Your option must be reported—generally at a nil cost—if the C$100,000 threshold is exceeded because of other foreign specific property held by you. The shares of Common Stock acquired under the Plan must be reported and their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock. The ACB ordinarily would equal the fair market value of the shares of Common Stock at the time of acquisition, but if such Canadian resident owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares. The form T1135 generally must be filed by April 30 of the following year. Canadian residents should consult with a personal advisor to ensure compliance with the applicable reporting requirements.

France

Terms and Conditions

Options Not Tax-Qualified. The options granted under this Agreement are not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended.

Language Consent. By accepting your option, you confirm having read and understood the documents relating to this grant (the Plan, the Agreement and this Appendix) which were provided in English language. You accept the terms of these documents accordingly.
En acceptant l’attribution, vous confirmez ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan, le contrat et cette Annexe) qui ont été communiqués en langue anglaise. Vous acceptez les termes en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. French residents holding cash or securities (including shares of Common Stock) outside of France or maintaining a foreign bank or brokerage account (including accounts opened or closed during the tax year) must declare such assets and accounts to the French tax authorities when filing an annual tax return. Failure to comply could trigger significant penalties.

Germany

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In the event you make or receive a payment in excess of this amount, you must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

Foreign Asset/Account Reporting Information. If your acquisition of shares acquired under the Plan leads to a so-called qualified participation at any point during the calendar year, you may need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) you own at least 1% of the Company and the value of the shares of Common Stock acquired exceeds €150,000 or (ii) you hold shares of Common Stock exceeding 10% of the Company’s total Common Stock.

United Arab Emirates

Notifications

Securities Law Information. Participation in the Plan is being offered only to eligible employees and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development has approved the Plan or the Agreement nor taken steps to verify the information set out therein, and has no responsibility for such documents.

United Kingdom

Terms and Conditions

Responsibility for Taxes. This provision supplements Section 11 of the Agreement:
Without limitation to Section 11 of the Agreement, you hereby agree that you are liable for any Tax-Related Items related to your participation in the Plan and hereby covenant to pay such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax or relevant authority).  You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax or relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you understand that the foregoing provision will not apply. Instead, any Tax-Related Items not collected or paid may constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which can be recovered by any means set out in the Agreement.

National Insurance Contributions Acknowledgment. As a condition of participation in the Plan and the exercise of the options, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the options and any event giving rise to Tax-Related Items (the “Employer NICs”). Without limitation to the foregoing, you agree to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer NICs from you by any of the means set forth in Section 10 of the Agreement. You must enter into the Joint Election concurrent with the execution of the Agreement.

If you do not enter into a Joint Election prior to the exercise of the options or if approval of the Joint Election has been withdrawn by HMRC, the options shall become null and void without any liability to the Company and/or the Employer.